Exhibit 99.2

Where Food Comes From, Inc.

2023 Second Quarter Conference Call

Call date: Thursday August 10, 2023

Call time: 10:00 a.m. Mountain Time

Jay Pfeiffer – Investor Relations

Good morning and welcome to the Where Food Comes From 2023 second quarter earnings call.

Joining me on the call today are CEO John Saunders, President Leann Saunders, and Chief Financial Officer Dannette Henning.

During this call we’ll make forward-looking statements based on current expectations, estimates and projections that are subject to risk. Statements about current and future financial performance, growth strategy, customers, business opportunities, market acceptance of our products and services, and potential acquisitions are forward looking statements. Listeners should not place undue reliance on these statements as there are many factors that could cause actual results to differ materially from our forward-looking statements. We encourage you to review our publicly filed documents as well as our news releases and website for more information. Today we’ll also discuss Adjusted EBITDA, a non-GAAP financial measure provided as a complement to GAAP results. Please refer to today’s earnings release for important disclosures regarding non-GAAP measures.

I’ll now turn the call over to John Saunders.

John Saunders

Good morning and thanks for joining the call today.

This morning we announced our second quarter financial results for the period ended June 30, 2023. We were very pleased with the results – following as they did a challenging first quarter in which we faced a confluence of headwinds that negatively impacted both our top and bottom lines. The strong results we delivered in Q2 underscore the resiliency of our unique business model. We have by far the industry’s most expansive solutions portfolio and are able to provide a level of value that fosters customer loyalty and high customer retention rates.

Going forward, we may experience a continuation of certain headwinds over the next several quarters, particularly in the area of inflationary pressures and cyclical cattle trends. But again, we believe our diversification and dominant position in the beef industry – combined with the impact of new solutions coming on line – will keep us on a path of long-term sustainable growth and profitability.

Now to our Q2 results…

Revenue in second quarter increased 15% to $6.1 million from $5.3 million in the same quarter last year. That growth included a 21% increase in core verification and certification revenue and a 7% increase in product sales, partially offset by a 16% decline in consulting revenue.

Higher revenue and a stable expense base led to a 140% increase in net income – to $532,000, or 9 cents per diluted share, from $222,000, or 4 cents per diluted share, in the second quarter last year.

Adjusted EBITDA in the quarter totaled $917,000, up 61% from $570,000 in the year-ago second quarter.

The strong Q2 performance helped us make up some ground on our year-to-date numbers. Six-month revenue pulled nearly flat at $11.4 million vs. $11.5 million last year. You’ll recall that the year-ago total included a non-recurring $850,000 consulting fee booked in the first quarter of 2022. Absent that – on an apples-to-apples basis – six-month revenue this year would have been well ahead of prior year levels. Again, verification and certification revenue led the way with 11% growth year-over-year.

Net income at the mid-year point was $653,000, or 11 cents per diluted share, vs. $719,000, or 12 cents per diluted share, for the same period last year.

Adjusted EBITDA was $1.3 million vs. $1.5 million.

We generated $1.3 million in cash from operations year-to-date and closed the quarter with $3.4 million in cash and cash equivalents, which was down from $4.4 million at year-end due to the continuation of our stock repurchase program.

Speaking of which – during the second quarter we bought back $836,000 of stock, raising our year-to-date total repurchases to more than $2.0 million. Over the past 10 quarters we have returned approximately $7.5 million in value to stockholders through buybacks and a special dividend. The Board intends to continue considering buybacks and other value creating measures for the foreseeable future.

Turning to some business highlights, you’ve often heard me speak about the diversity of our business model and the resulting benefits that accrue to us as a company and to our customers. The breadth and depth of our solutions portfolio is what sets us apart and what is responsible for the wide moat we have built around our business.

We have been busy this year expanding on what was already far and away the industry’s largest solutions set. In the first quarter, one of our long-time customers – Certified Piedmontese Beef – became the first brand to be certified to PaleoFLEX diet, which is a relatively new standard of the Paleo Diet that is exclusively administered by Where Food Comes From.

In the second quarter we were named exclusive third-party verifier for the Bee Friendly Farming certification – a program that helps farmers and ranchers protect critical pollinators through implementation of regenerative policies within their operations.

With these two additions, Where Food Comes From and its divisions now certify customers to 56 different standards. This diversity affords us a distinct competitive advantage as it positions us as a true one-stop-shop able to offer customers convenience and price advantages through the bundling of multiple verification services.

On a related note, in the second quarter we continued to advance our aquaculture initiative through an investment in seafood traceability company BlueTrace, a privately-held tech company that helps players in the North American shellfish industry comply with government regulations, manage their inventories and optimize profitability. We are now collaborating with BlueTrace to strengthen our respective aquaculture efforts.

BlueTrace is currently focused on the North American seafood industry, but our aquaculture initiative is very much geared toward global opportunities. The cornerstone of this effort is our FishCARE sustainability standard, which helps seafood producers adhere to higher standards of care for seafood products, employees and the environment.

We are making steady inroads with this project – particularly as it pertains to shrimp – in Asian markets, where the majority of shrimp consumed in North America is farmed but where less than 5% of producers are compliant with any broadly recognized certification. We’re still in the early stages of this effort, but we believe it holds excellent potential to grow into a meaningful revenue stream over time.

So in conclusion, with another good quarter behind us, we continue to execute our business plan and look forward to talking to you following our third quarter.

Thank you again for joining us on the call today. Operator, you may know open the call to questions…

Question and Answer Session:

Question 1: John Nelson

Hi, good morning and thanks for taking my call. I was just curious; shrimp interests me a lot because I know a lot of them do come from Asia. How is that going to work in terms of you guys certifying those? Are you going to have to build out a lot of measurement services over in Asia? And does that change your overall growth rate of the company and given the TAM there? And do you think it will increase your growth rate? And how soon do you think that business will be profitable? So a couple of questions there. Sorry about that.

John Saunders

Yes. No, that’s great, John. Thanks for the questions. In 2021 – we acquired Postelsia. Postelsia had a large footprint in Southeast Asia through a program called ASIC, the Asian Seafood Innovation Consortium. That program has been around for about 15 years, John, and they’ve – there’s a number of different certification bodies over there that we’ve worked with in the past that we’re evaluating using in addition to creating our own infrastructure, but I think one of the things that we really believe is an opportunity there is to partner or potentially acquire certification opportunities and businesses that currently exist. So we will have a little bit different evolution of the FishCARE standard and specifically the shrimp care standard in Southeast Asia because it’s a global opportunity for us, and it’s a new growth strategy for us. But we’re very excited about the potential we think that it has. It has some of the same dynamics of the cattle industry in the United States, which is really a key driver for us in that there’s a lot of fragmentation currently in the business. There’s a lot of different types of production systems.

So we’re very excited about. The forecast, I would say, is probably still 12 to 24 months away for us before we really start to understand the trends and where it’s coming from, but there is no doubt, it’s a huge growth opportunity for us, and there’s so many consumers here in the United States and around the world that are looking for more information around shrimp. And I’ll kind of finish with this and back to the BlueTrace comment. One of the things that’s lacking in shrimp, you probably know this, John, is there’s really no true traceability related to where the shrimp is coming from, so we see that the opportunity for sustainable certification is there, but we really believe that the core opportunity is just providing with BlueTrace or with other technologies to create a traceability system within the shrimp industry. And that’s kind of what we’re tackling right now just trying to figure out that. So you have to know where it comes from before you can really certify much about it. But great question. And hopefully, you get some of my excitement about it because it’s an industry that we think there’s a lot of opportunity in.

Operator

This concludes today’s conference. You may disconnect your lines at this time. Thank you for your participation.